Exhibit 99.1

Iconix Brand Group Reports Financial Results For The Fourth Quarter And Full Year 2015

•	2015 free cash flow of $189 million

•	2015 licensing revenue of $379 million

•	Non-cash impairment charge of $438 million, primarily related to men’s brands

•	$220 million of cash at 2015 year end

•	New term loan expected to be funded next week, addressing upcoming convertible debt maturity

•	Plan to file 10-K for the year ended December 31, 2015 on March 30, 2016

Iconix Brand Group, Inc. (NASDAQ: ICON) (“Iconix” or the “Company”) today reported its financial results for the fourth quarter and full year ended December 31, 2015 and updated its guidance for 2016.

Peter Cuneo, Chairman and Interim CEO of Iconix commented, “Despite a challenging year in 2015, I believe our ability to continue to generate significant free cash flow speaks to the overall resilience of our business model and the ongoing strength of a diversified portfolio of global brands.” Cuneo continued, “When I took over as Interim CEO about eight months ago, there were three key areas of concern. These were the need to refinance the $300 million convertible notes due in June, the continuing dialog with the Staff of the SEC regarding certain historical accounting, and finally to bring a new CEO into the Company with the right experience and leadership qualities to take us into the future. I am pleased to say we have met each of these challenges. We signed a new $300 million term loan in order to address the upcoming maturity of our convertible notes. The Company has reached conclusions on the matters that were the subject of our comment letter process with the Staff of the SEC, and we brought John Haugh to the Company. Looking forward, 2016 will be a year of restaging the business, but I believe with the right investments in our brands and our organization, as well as increased support to our licensing partners, we can strengthen our revenue and continue to generate strong free cash flow in the future, driving long term value for our Company and our shareholders.”

The results that the Company reported today reflect the historical restatement that the Company previously announced on February 18, 2016, and relates to consolidation of certain joint ventures that were previously accounted for as equity method investments, the elimination of the gains associated with those joint venture transactions, the recalculation of the cost basis of trademarks contributed to other joint ventures that continue to be accounted for on the equity method, and certain other non-cash adjustments primarily to historical licensing revenue. With this restatement, the Company believes that all significant historical transactions have been reviewed and will be properly accounted for. As previously disclosed, the Company has responded to the Staff of the SEC with a Confirming Letter on all of the questions the Staff has raised.

The financial results for the fourth quarter and full year 2015 include certain items that the Company has excluded from its non-GAAP net income, non-GAAP EPS and Adjusted EBITDA, which are detailed in the reconciliation tables at the end of this press release. These items include;

•	A non-cash impairment charge of approximately $437.5 million in the fourth quarter of 2015 related to certain of the Company’s trademarks and goodwill. Over 90% of the impairment is related to the Company’s men’s business including Rocawear, Ecko and Ed Hardy, with the balance primarily related to the Company’s Royal Velvet brand.

•	Special charges of approximately $11.1 million for the full year of 2015 and $1.6 million for the fourth quarter of 2015 related to professional fees associated with the previously disclosed correspondence with the Staff of the SEC and the Special Committee review, as well as costs related to the transition of Iconix management.

Consistent with the Company’s historical reporting, non-GAAP metrics also exclude non-cash interest related to the Company’s convertible notes, non-cash gains related to the acquisition and re-measurement of the Company’s initial investment in certain joint ventures, and non-cash foreign currency losses or gains.

Results for the Fourth Quarter Ended December 31, 2015

For the fourth quarter of 2015, licensing revenue was approximately $94.7 million, a 1% decline as compared to approximately $96.0 million in the fourth quarter of 2014. Licensing revenue included approximately $2.0 million of revenue related to acquisitions made in 2015 including the Strawberry Shortcake and PONY brands, and was negatively impacted by approximately $1.4 million due to foreign currency exchange rates. Excluding the effect of acquisitions and foreign currency exchange rates, licensing revenue declined approximately 2% in the quarter.

Adjusted EBITDA attributable to Iconix for the fourth quarter of 2015 was approximately $38.0 million, a 14% decline as compared to approximately $44.3 million in the prior year quarter. On a non-GAAP basis, as set forth in the tables below, net income attributable to Iconix was approximately $12.3 million, a 46% decrease as compared to the prior year quarter of approximately $22.7 million. Non-GAAP diluted EPS for the fourth quarter of 2015 was $0.25, a 45% decrease as compared to $0.45 in the prior year quarter. GAAP net income attributable to Iconix for the fourth quarter of 2015 reflects a loss of approximately $263.0 million, as compared to income of $17.5 million in the prior year quarter, and GAAP diluted EPS for the fourth quarter of 2015 reflects a loss of $5.44 as compared to earnings of $0.32 in the prior year quarter.

Results for the Full Year Ended December 31, 2015

Licensing revenue for the full year ended December 31, 2015 was approximately $379.2 million, a 3% decline as compared to approximately $391.5 million for 2014. Licensing revenue included approximately $11.9 million of revenue from acquisitions made in 2015 including the Strawberry Shortcake and PONY brands, and was negatively impacted by approximately $10.1 million due to foreign currency exchange rates. In addition, licensing revenue in the comparable 2014 period included $17.1 million of revenue related to the five-year renewal of the Peanuts specials with ABC. Excluding the effect of acquisitions, foreign currency exchange rates and the ABC renewal, licensing revenue increased approximately 1% for the year.

The Company reported no Gains on Sales of Trademarks in 2015 as compared to approximately $6.4 million in 2014, which was related to the sale of the Sharper Image e-commerce and US catalog rights.

Adjusted EBITDA attributable to Iconix for the full year 2015 was approximately $172.7 million, an 18% decline as compared to approximately $211.1 million in the prior year. The Company’s results for 2015 include an incremental expense of approximately $16 million of accounts receivable reserves and write-offs related to a comprehensive review of the Company’s license agreements and relationships with its licensees, which have not been excluded from the Company’s non-GAAP metrics.

On a non-GAAP basis, as set forth in the tables below, net income attributable to Iconix for 2015 was approximately $66.4 million, a 36% decline as compared to approximately $103.6 million in the prior year, and non-GAAP diluted earnings per share was approximately $1.33, a 33% decline versus $1.98 for the prior year. GAAP net income attributable to Iconix for 2015 reflects a loss of approximately $189.3 million, as compared to income of $103.7 million in 2014, and GAAP diluted EPS for 2015 reflects a loss of $3.92, as compared to earnings of $1.81 in 2014.

Free cash flow attributable to Iconix for 2015 was approximately $188.9 million, a 14% increase over the prior year period of approximately $165.4 million. In 2015 the Company received a tax refund of approximately $15.5 million.

Adjusted EBITDA, free cash flow, non-GAAP net income and non-GAAP diluted EPS are non-GAAP metrics, and reconciliation tables for each are attached to this press release.

2016 Guidance for Iconix Brand Group, Inc.:

As anticipated, the Company is updating its 2016 guidance to reflect higher expenses associated with the new term loan, the impact of the sale of the Badgley Mischka brand, adjustments related to the financial restatement, transition costs relating to the hiring of the Company’s new Chief Executive Officer, and current trends in our portfolio.

	Current	Previous
Licensing Revenue	$370-$390 million	$370-$390 million
Non-GAAP diluted EPS	$1.15-$1.30	$1.35-$1.50
GAAP diluted EPS	$0.75-$0.90	$1.08-$1.23
Free Cash Flow	$155-$170 million	$170-$185 million

About Iconix Brand Group, Inc.

Iconix Brand Group, Inc. owns, licenses and markets a growing portfolio of consumer brands including: CANDIE’S (R), BONGO (R), JOE BOXER (R), RAMPAGE (R), MUDD (R), MOSSIMO (R), LONDON FOG (R), OCEAN PACIFIC (R), DANSKIN (R), ROCAWEAR (R), CANNON (R), ROYAL VELVET (R), FIELDCREST (R), CHARISMA (R), STARTER (R), WAVERLY (R), ZOO YORK (R), SHARPER IMAGE (R), UMBRO (R), LEE COOPER (R), ECKO UNLTD. (R), MARC ECKO (R) ARTFUL DODGER (R) and STRAWBERRY SHORTCAKE (R). In addition, Iconix owns interests in the MATERIAL GIRL (R), PEANUTS (R), ED HARDY (R), TRUTH OR DARE (R), MODERN AMUSEMENT (R), BUFFALO (R), NICK GRAHAM (R) and PONY (R) brands. The Company licenses its brands to a network of leading retailers and manufacturers that touch every major segment of retail distribution from the luxury market to the mass market in both the U.S. and worldwide. Through its in-house business development, merchandising, advertising and public relations departments, Iconix manages its brands to drive greater consumer awareness and equity.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995.

The statements that are not historical facts contained in this press release are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors, all of which are difficult or impossible to predict and many of which are beyond the control of the Company, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. Such factors include, but are not limited to, uncertainty regarding the results of the Company’s acquisition of additional licenses, continued market acceptance of current products and the ability to successfully develop and market new products particularly in light of rapidly changing fashion trends, the impact of supply and manufacturing constraints or difficulties relating to the Company’s licensees’ dependence on foreign manufacturers and suppliers, uncertainties relating to customer plans and commitments, the ability of licensees to successfully market and sell branded products, competition, uncertainties relating to economic conditions in the markets in which the Company operates, the ability to hire and retain key personnel, the ability to obtain capital if required, the risks of litigation and regulatory proceedings, the risks of uncertainty of trademark protection, the uncertainty of marketing and licensing acquired trademarks and other risks detailed in the Company’s SEC filings. The words “believe”, “anticipate”, “estimate”, “expect”, “confident”, “continue”, “will”, “project”, “provide”, “guidance” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward looking statements, which speak only as of the date the statement was made. All forward-looking statements are qualified by these cautionary statements and apply only as of the date they are made. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact Information:

Jaime Sheinheit

Investor Relations

Iconix Brand Group

212.730.0030

Unaudited Condensed Consolidated Income Statements

(in thousands, except earnings per share data)

	Three Months Ended				Year Ended
	Dec. 31				Dec. 31
	2015	2014	% Change		2015	2014	% Change

Licensing revenue	$94,654	$96,010	(1%	)	$379,197	$391,490	(3%	)
Selling, general and administrative expenses	57,705	50,373	15%		209,666	188,786	11%
Gains on sales of trademarks	—	—	—		—	6,399	—
Equity earnings on joint ventures	2,330	2,642	(12%	)	5,330	11,325	(53%	)
Goodwill impairment	35,132	—	—		35,132		—
Asset impairment	402,392	—	—		402,392		—

Operating (loss) income	(398,245)	48,279	—		(262,663)	220,428	—
Interest expense, net	20,082	19,718	2%		82,003	80,812	1%
Other income	(124)	(216)	—		(50,904)	(29,239)	74%
Foreign currency translation loss (gain)	(1,801)	1,109	—		(9,488)	1,745	—

Other expenses - net	18,157	20,611	(12%	)	21,611	53,318	(59%	)
Income (loss) before taxes	(416,402)	27,668	—		(284,274)	167,110	—
Provision for taxes	(140,427)	5,210	—		(95,344)	48,288	—

Net income (loss)	$(275,975)	22,458	—		(188,930)	118,822	—

Less: Net income (loss) attributable to non-controlling interest	(12,962)	4,933	—		373	15,099	(98%	)

Net income (loss) attributable to Iconix	$(263,013)	$17,525	—		$(189,303)	$103,723	—

Earnings (loss) per share:
Basic	$(5.44)	$0.37	—		$(3.92)	$2.14	—

Diluted	$(5.44)	$0.32	—		$(3.92)	$1.81	—

Weighted average number of common shares outstanding:
Basic	48,310	47,685	1%		48,293	48,431	0%
Diluted	48,310	54,552	(11%	)	48,293	57,366	(16%	)

Segment Data:

(in thousands)

	(Unaudited)				(Unaudited)
	Three Months Ended				Year Ended
	Dec. 31				Dec. 31
	2015	2014	% Change		2015	2014	% Change

Licensing Revenue
Womens	$29,909	$33,537	(11%	)	$139,300	$141,348	(1%	)
Home	10,408	10,490	(1%	)	40,110	43,169	(7%	)
Mens	18,853	27,069	(30%	)	92,180	103,903	(11%	)
Entertainment	35,484	24,914	42%		107,607	103,070	4%

Total Licensing Revenue	$94,654	$96,010	(1%	)	$379,197	$391,490	(3%	)

Operating Income*
Womens	$25,704	$28,822	(11%	)	$115,179	$126,855	(9%	)
Home	8,390	7,110	18%		33,227	35,174	(6%	)
Mens	2,197	13,069	(83%	)	44,090	58,517	(25%	)
Entertainment	11,672	6,956	68%		35,636	31,524	13%
Corporate	(8,684)	(7,678)	13%		(53,271)	(31,642)	68%

Total Operating Income	$39,279	$48,279	(19%	)	$174,861	$220,428	(21%	)

*	Note: Operating income excludes the impact of the impairment charges related to certain of the Company’s trademarks and goodwill.

	(Unaudited)				(Unaudited)
	Three Months Ended				Year Ended
	Dec. 31				Dec. 31
	2015	2014	% Change		2015	2014	% Change

Licensing revenue by category:
Direct-to-retail license	$30,575	$33,081	(8%	)	$154,278	$158,599	(3%	)
Wholesale licenses	45,302	51,537	(12%	)	170,705	178,890	(5%	)
Other licenses	18,777	11,392	65%		54,214	54,001	0%

Total Licensing Revenue	$94,654	$96,010	(1%	)	$379,197	$391,490	(3%	)

Licensing revenue by geographic region:
United States	$59,372	$59,542	0%		$250,209	$264,022	(5%	)
Japan	11,273	7,964	42%		34,640	31,048	12%
Other	24,009	28,504	(16%	)	94,348	96,420	(2%	)

Total Licensing Revenue	$94,654	$96,010	(1%	)	$379,197	$391,490	(3%	)

Selected Balance Sheet Items:

(in thousands)

	(Unaudited)
	12/31/2015	12/31/2014
Total Assets	$2,522,172	$2,772,563
Total Liabilities	$1,757,365	$1,781,909
Total Stockholders Equity and Redeemable Non-Controlling Interest	$764,807	$990,654

The following tables detail unaudited reconciliations from non-GAAP amounts to U.S. GAAP and include reconciliations related to ASC Topic 470 as it relates to accounting for convertible debt, incremental dilutive shares related to our convertible debt that are covered by our existing convertible note hedges, non-cash gains related to the re-measurement of investments, foreign currency translation and special charges related to professional fees incurred as a result of the continuing correspondence with the Staff and the Special Committee’s review, and costs related to the transition of Iconix management.

Note: All items in the following reconciliation tables are attributable to Iconix Brand Group, Inc. and exclude results related to non-controlling interests.

Non-GAAP Net income reconciliation

(in thousands)

	(Unaudited)				(Unaudited)
	Three Months Ended				Year Ended
	Dec. 31				Dec. 31
	2015	2014	% Change		2015	2014	% Change

Non-GAAP Net income (1)	$12,291	$22,679	(46%	)	$66,403	$103,619	(36%	)

GAAP net income	$(263,013)	$17,525	—		$(189,303)	$103,723	—
Add: non-cash interest related to ASC 470	7,343	6,647	10%		28,643	26,804	7%
non-cash gain related to investment in joint venture	—	—	—		(49,990)	(28,897)	73%
special charges	1,646	—	—		11,136	—	—
foreign currency translation loss (gain)	(2,051)	932	—		(9,921)	1,343	—
write-down of certain intangible assets	420,800	—	—		420,800		—
Deduct: Income taxes related to above	(152,434)	(2,425)	—		(144,962)	646	—

Net	275,304	5,154	—		255,706	(104)	—

Non-GAAP Net income	$12,291	$22,679	(46%	)	$66,403	$103,619	(36%	)

Non-GAAP weighted average diluted shares reconciliation

(in thousands)

	(Unaudited)				(Unaudited)
	Three Months Ended				Year Ended
	Dec. 31				Dec. 31
	2015	2014	% Change		2015	2014	% Change

Non-GAAP weighted average diluted shares	49,957	50,352	(1%	)	49,776	52,257	(5%	)

GAAP weighted average diluted shares	48,310	54,552	(11%	)	48,293	57,366	(16%	)
Add: anti-dilutive shares resulting from net loss	1,647	—			2,070	—
Less: additional incremental dilutive shares covered by hedges for: (2)
2.50% Convertible Notes	—	(1,819)			(256)	(2,209)	—
1.50% Convertible Notes	—	(2,381)			(331)	(2,900)	—

Subtotal	—	(4,200)			(587)	(5,109)	—

Non-GAAP weighted average diluted shares	49,957	50,352	(1%	)	49,776	52,257	(5%	)

Non-GAAP Diluted EPS reconciliation

	(Unaudited)				(Unaudited)
	Three Months Ended				Year Ended
	Dec. 31				Dec. 31
	2015	2014	% Change		2015	2014	% Change

Non-GAAP diluted EPS (1)	$0.25	$0.45	(45%	)	$1.33	$1.98	(33%	)

GAAP diluted EPS	$(5.44)	$0.32	—		$(3.92)	1.81	—
Add:
non-cash gain related to investment in joint venture	—		—		$(0.67)	$(0.33)	103%
special charges	$0.02	—	—		$0.15	—	—
foreign currency translation gain	$(0.04)	$0.02	—		$(0.19)	$0.02	—
Non-cash interest related to ASC 470, net of tax, and incremental dilutive shares covered by hedges	$0.09	$0.11	(18%	)	$0.34	$0.48	(29%	)
Write-down of certain intangible assets	$5.62	—			$5.62	—

Non-GAAP diluted EPS	$0.25	$0.45	(45%	)	$1.33	$1.98	(33%	)

Forecasted Non-GAAP Diluted EPS

	Year Ending Dec. 31, 2016
	Low	High
Forecasted Non-GAAP diluted EPS (1)	$1.15	$1.30

Forecasted GAAP diluted EPS	$0.75	$0.90
Special charges, net of tax	$0.11	$0.11
Adjustments for non-cash interest related to ASC 470, net of tax, and incremental dilutive shares covered by hedges	$0.29	$0.29

Forecasted Non-GAAP Diluted EPS	$1.15	$1.30

(1)	Non-GAAP net income and non-GAAP diluted EPS (along with non-GAAP weighted average diluted shares) are non-GAAP financial measures which represent net income excluding any non-cash interest related to ASC Topic 470, non-cash non-recurring gains and charges, foreign currency translation gains and losses, and charges related to professional fees incurred as a result of the continuing correspondence with the Staff and the Special Committee’s review, all net of tax, and any incremental dilutive shares related to our convertible notes that are covered by their respective hedges. The Company believes these are useful financial measures in evaluating its financial condition.
(2)	Based on the average closing stock price for the years ended December 31, 2015 and 2014 there were potential dilutive shares related to our convertible notes for GAAP purposes; however, the Company will not be responsible for issuing a portion of these shares as they are covered by our convertible notes hedges.

Adjusted EBITDA Reconciliation from Net Income

	(Unaudited)				(Unaudited)
	Three Months Ended				Year Ended
	Dec. 31				Dec. 31
	2015	2014	% Change		2015	2014	% Change

Adjusted EBITDA (1)	$37,976	$44,326	(14%	)	$172,668	$211,073	(18%	)

Reconciliation of Adjusted EBITDA:
Net income (loss)	$(263,013)	$17,525	—		$(189,303)	$103,723	—
Add: Provision for income taxes	(140,427)	5,210	—		(95,344)	48,288	—

Net income (loss) before taxes	(403,440)	22,735	—		(284,647)	152,011	—
Add, net of non-controlling interests:
Net interest expense	20,034	19,306	4%		81,205	80,550	1%
Foreign currency translation	(2,051)	932	—		(9,921)	1,343	—
Goodwill impairment	28,957	—	—		28,957	—	—
Trademark impairment	391,843	—	—		391,843	—	—
Re-measurement gain	—	—	—		(49,990)	(28,897)	73%
Special charges	1,646	—	—		11,136	—	—
Depreciation and amortization attributable to Iconix	988	1,354	(27%	)	4,084	6,066	(33%	)

Adjusted EBITDA	$37,976	$44,326	(14%	)	$172,668	$211,073	(18%	)

Adjusted EBITDA Reconciliation from Cash Flow from Operations

	(Unaudited)
	Year Ended
	Dec 31
	2015	2014	% Change

Adjusted EBITDA (3)	$172,668	$211,073	(18%	)

Reconciliation of Adjusted EBITDA:
Net cash provided by operating activities	$186,135	$160,009	16%
Add/(Less):
Gain from sale of trademarks & formation of joint ventures	—	6,399	—
Cash interest expense, net	45,722	45,935	0%
Current income tax provision	17,492	16,164	8%
Special charges	11,136	—	—
Accrued equity earnings on joint ventures, net of distributions	1,127	4,180	(73%	)
Other	(1,639)	355	—
Net income attributable to non-controlling interest, excluding impairment charges	(17,097)	(15,099)	13%
Stock compensation expense	(11,427)	(18,492)	(38%	)
Provision for doubtful accounts	(25,128)	(9,627)	161%
Net change in balance sheet items	(33,653)	21,248	—

Adjusted EBITDA	$172,668	$211,073	(18%	)

(3)	Adjusted EBITDA, a non-GAAP financial measure, represents net income before income taxes, interest, other non-operating gains and losses, special charges, depreciation and amortization expenses. The Company believes Adjusted EBITDA provides additional information for determining its ability to meet future debt service requirements, investing and capital expenditures, and is useful because it provides supplemental information to assist investors in evaluating the Company’s financial condition.

Free Cash Flow Reconciliation

	2015	2014	% Change

Free Cash Flow (4)	$188,913	$165,355	14%

Net cash provided by operating activities	188,234	160,009	18%
Less: Capital Expenditures	(1,433)	(1,505)	(5%	)
Add: Cash received from sale of trademarks and formation of joint ventures	24,192	24,915	(3%	)
Less: Distributions to non-controlling interests	(22,080)	(18,064)	22%

Free Cash Flow	$188,913	$165,355	14%

Forecasted Free Cash Flow

	Year Ending Dec. 31, 2016
	Low	High
Free Cash Flow (4)	$155,000	$170,000
Reconciliation of Free Cash Flow:
Net cash provided by operating activity	161,500	176,500
Less: Capital expenditures	(2,000)	(2,000)
Add: Cash received from sale of trademarks and formation of joint ventures	17,500	17,500
Less: Distributions to non-controlling interests	(22,000)	(22,000)
Free Cash Flow	$155,000	$170,000

(4)	Free Cash Flow, a non-GAAP financial measure, represents net cash provided by operating activities, plus cash received from the sale of trademarks and formation of joint ventures, less distributions to non-controlling interests and capital expenditures. Free Cash Flow excludes notes receivable from sale of trademarks and the formation of joint ventures, cash used to acquire the membership interests of our joint venture partners, mandatory debt service requirements, and other non-discretionary expenditures. Free Cash Flow should not be considered in isolation, as a measure of residual cash flow available for discretionary purposes, or as an alternative to operating results presented in accordance with GAAP. The Company believes Free Cash Flow is useful because it provides information regarding actual cash received in a specific period from the Company’s comprehensive business strategy of maximizing the value of its brands through traditional licensing, international joint ventures and other arrangements. We have excluded the cash used to buy back our joint venture membership interests from the above definition because we believe that, like other acquisitions, such actions are capital transactions. It also provides supplemental information to assist investors in evaluating the Company’s financial condition and ability to pursue opportunities that enhance shareholder value.